News Release Media Contact: Doug Holt (312) 557-1571 Dh124@ntrs.com http://www.northerntrust.com Northern Trust Names Chandra Dhandapani to Board of Directors CHICAGO, May 29, 2024 – Northern Trust (Nasdaq: NTRS) announced today the appointment of Chandra Dhandapani to its Board of Directors. Dhandapani is currently a senior advisor at CBRE Group, Inc., the world’s largest commercial real estate services and investment firm. She previously served as Chief Executive Officer of the firm’s Global Workplace Solutions (GWS) business segment, overseeing the delivery of services including facilities management, project management and transaction services to clients worldwide. Prior to that, she served in a dual role as CBRE’s Chief Transformation Officer, with executive oversight for People, Marketing, Supply Chain and Corporate Real Estate, and Chief Operating Officer of GWS. Earlier, she was responsible for leading the company’s digital strategy and all aspects of technology globally. Before joining CBRE, Dhandapani was a senior technology executive at Capital One Financial where she spent 17 years in various roles in technology, marketing & analytics, and operations. In her final role there, she served as Digital Transformation Leader and Chief Information Officer of the bank’s Financial Services division, comprised of Capital One Auto Finance, Mortgage, Home Equity and Home Loans Servicing. “We are very pleased to welcome Chandra to our Board of Directors,” Chairman and Chief Executive Officer Michael O’Grady said. “Chandra brings a deep range of technology, management and financial industry experience to Northern Trust and we will benefit greatly from her perspective.” Dhandapani earned a bachelor’s degree in Mathematics from Stella Maris College, India, an MBA in Marketing and Finance from the Institute of Rural Management Anand (IRMA), India, as well as a MBA in Information Systems from University of Texas at Arlington. She is a Board Trustee member at St. Mark's School of Texas, serving on the Education Committee and Committee on Trustees.

About Northern Trust Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has a global presence with offices in 24 U.S. states and Washington, D.C., and across 22 locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of March 31, 2024, Northern Trust had assets under custody/administration of US$16.5 trillion, and assets under management of US$1.5 trillion. For more than 130 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit us on northerntrust.com. Follow us on X (formerly Twitter) @NorthernTrust or Northern Trust Corporation on LinkedIn. Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at https://www.northerntrust.com/terms-and-conditions.